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                                                                   EXHIBIT 4.6

                       Nissan Auto Receivables Corporation
                              990 West 190th Street
                           Torrance, California 90502


                                                      Dated as of June 21, 2000

                           YIELD SUPPLEMENT AGREEMENT


Norwest Bank Minnesota, National Association
Norwest Center
Sixth and Marquette Avenue
MAC N9311-161
Minneapolis, MN 55479-0070
Attn: Asset Backed Securities Department

Ladies and Gentlemen:

               Nissan Auto Receivables Corporation (the "Company") hereby confirms arrangements made as of the date hereof with you, as Indenture Trustee for the benefit of the Noteholders, to be effective upon (i) receipt by the Company of the enclosed copy of this letter agreement (the "Yield Supplement Agreement"), executed by the Indenture Trustee, (ii) execution of the Purchase Agreement, dated as of the date hereof (the "Purchase Agreement"), between the Company and Nissan Motor Acceptance Corporation ("NMAC"), (iii) receipt by NMAC of the payment by the Company of the purchase price under the Purchase Agreement, and (iv) the receipt by the Company of the capital contribution of NMAC in connection with the payment of the purchase price under the Purchase Agreement. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Sale and Servicing Agreement, dated as of the date hereof, among NMAC, as Servicer, the Company, and Nissan Auto Receivables 2000-B Owner Trust, as Issuer (the "Sale and Servicing Agreement").

1. On or prior to each Determination Date, the Servicer shall notify the Company of the "Yield Supplement Deposit" (as defined below) for the related Distribution Date, the amount on deposit in the Yield Supplement Account (as defined below), the Servicing Payment Deposit for the related Distribution Date and the amount of reinvestment income during the related Collection Period on the Yield Supplement Account. The "Yield Supplement Deposit" means, with respect to any Distribution Date, the amount by which (i) the aggregate amount of interest that would have been due during the related Collection Period on all Yield Supplemented Receivables (as defined below) if such Yield Supplemented Receivables bore interest at the Required Rate (as defined below) exceeds (ii) the amount of interest accrued on such Yield Supplemented Receivables at their respective APRs and due during such Collection Period. "Required Rate" means, with respect to each Collection Period, the sum of (i) the Servicing Rate plus
(ii) the Class A-4 Interest Rate. "Yield Supplemented Receivable" means any Receivable that has an APR less than the Required Rate.


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2.             On or before the date hereof, the Trust shall establish and maintain with the Securities Intermediary and pledge to the Indenture Trustee for the benefit of the Noteholders a segregated trust account in the name of the Indenture Trustee (the "Yield Supplement Account") in accordance with the Securities Account Control Agreement to secure the payment of interest on the Notes, or such other account as may be acceptable to the Rating Agencies, and the Trust hereby grants to the Indenture Trustee for the benefit of the Noteholders a first priority security interest in the monies on deposit and the other property that from time to time comprise the Yield Supplement Account (including the Initial Yield Supplement Amount), and any and all proceeds thereof (collectively, the "Yield Supplement Account Property"). The Relevant Trustee shall possess all of the rights of a secured party under the UCC with respect thereto. The Yield Supplement Account Property and the Yield Supplement Account shall be under the sole dominion and control of the Relevant Trustee. Neither the Company nor any Person claiming by, through or under the Company shall have any right, title or interest in, any control over the use of, or any right to withdraw from amounts from, the Yield Supplement Account Property or the Yield Supplement Account. All Yield Supplement Account Property in the Yield Supplement Account shall be applied by the Relevant Trustee as specified in this Yield Supplement Agreement and the Sale and Servicing Agreement. The Relevant Trustee shall, not later than 5:00 P.M., New York City time on the Business Day preceding each Distribution Date, withdraw from the Yield Supplement Account and deposit in the Collection Account an amount equal to the Yield Supplement Deposit plus the amount of reinvestment income on the Yield Supplement Account for such Distribution Date.

               On or prior to the date hereof, the Company shall deposit $64,029,517 (the "Initial Yield Supplement Amount") into the Yield Supplement Account, and on or prior to each Distribution Date, the Servicer shall deposit the Servicing Payment Deposit with respect to the related Collection Period (to the extent received from the Company) into the Yield Supplement Account. The amount required to be on deposit in the Yield Supplement Account on the date of issuance of the Notes and for any Distribution Date (the "Required Yield Supplement Amount"), as determined by the Servicer and notified to the Relevant Trustee, means an amount equal to the lesser of (i) the aggregate amount of each Yield Supplement Deposit that will become due on each future Distribution Date, assuming that payments on the Receivables are made on their scheduled due dates, no Receivable becomes a prepaid Receivable and a discount rate of 2.5%, and (ii) the Initial Yield Supplement Amount. The Required Yield Supplement Amount may decline as a result of prepayments or repayments in full of the Receivables. The Relevant Trustee shall have no duty or liability to determine the Required Yield Supplement Amount and may fully rely on the determination thereof by the Servicer. If, on any Distribution Date, the funds in the Yield Supplement Account are in excess of the Required Yield Supplement Amount for such Distribution Date after giving effect to all distributions to be made on such Distribution Date, the Relevant Trustee shall deposit the amount of such excess into the Collection Account for distribution by the Relevant Trustee in accordance with the terms of Section 5.06(c) of the Sale and Servicing Agreement. The Yield Supplement Account shall be part of the Trust, and the parties intend that the Yield Supplement Account Property be treated as property of the Trust for all federal, state and local income and franchise tax purposes. The provisions of this Yield Supplement Agreement should be interpreted accordingly.

3. All or a portion of the Yield Supplement Account may be invested and reinvested in the manner specified in Section 5.08 of the Sale and Servicing Agreement in accordance with


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written instructions from the Servicer. All such investments shall be made in the name of the Relevant Trustee. Earnings on investment of funds in the Yield Supplement Account shall be deposited in the Collection Account on each Distribution Date, and losses and any investment expenses shall be charged against the funds on deposit therein. Upon payment in full of the Notes under the Indenture, as directed in writing by the Servicer, the Relevant Trustee will release to the Company any amounts remaining on deposit in the Yield Supplement Account, and the Company shall have no further obligation to deposit the Servicing Payment Deposit into the Yield Supplement Account. If for any reason the Yield Supplement Account is no longer an Eligible Deposit Account, the Relevant Trustee shall promptly cause the Yield Supplement Account to be moved to another institution or otherwise changed so that the Yield Supplement Account becomes an Eligible Deposit Account.

4. All payments to the Company pursuant hereto shall be made by federal wire transfer (same day funds) or immediately available funds, to such account as the Company, or any assignee of the Company referred to in Section 6 hereof, may designate in writing to the Relevant Trustee, prior to the relevant Distribution Date.

5. Our agreements set forth in this Yield Supplement Agreement are our primary obligations and such obligations are irrevocable, absolute and unconditional, shall not be subject to any counterclaim, setoff or defense (other than full and strict compliance by us with our obligations hereunder) and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstances or condition whatsoever.

6. In order to more fully protect the interests of the Noteholders, the Company will transfer, assign and convey its interest in this Yield Supplement Agreement to the Nissan Auto Receivables 2000-B Owner Trust established under the Trust Agreement (the "Trust"). Following such transfer, assignment and conveyance, this Yield Supplement Agreement shall not be amended, modified or terminated except in accordance with the provisions for amendments, modifications and terminations of the Sale and Servicing Agreement as set forth in Section 10.01 of the Sale and Servicing Agreement.

7. THIS YIELD SUPPLEMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, without reference to its conflict of law provisions (other than Section 5-1401 of the General Obligations Law of the State of New York), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES UNDER THIS AGREEMENT SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

8. Except as otherwise provided herein, all notices pursuant to this Yield Supplement Agreement shall be in writing, personally delivered, sent by telecopier, sent by courier or mailed by certified mail, return receipt requested, and shall be effective upon receipt thereof. All notices shall be directed as set forth below, or to such other address or telecopy number or to the attention of such other person as the relevant party shall have designated for such purpose in a written notice.

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               The Company:

               Nissan Auto Receivables Corporation
               990 West 190th Street
               Torrance, California  90502
               Attention:  Treasurer
               Facsimile No.: 310-324-2542

               Indenture Trustee:

               Norwest Center
               Sixth and Marquette Avenue
               MAC N9311-161
               Minneapolis, MN 55479-0070
               Attn: Asset Backed Securities Department
               Facsimile No.: 612-667-3464

               9. This Yield Supplement Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, all of which shall be deemed to be one and the same document.

               If the foregoing satisfactorily sets forth the terms and conditions of our agreement, please indicate your acceptance thereof by signing in the space provided below and returning to us the enclosed duplicate original of this letter.

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                                    Very truly yours,

                                    NISSAN AUTO RECEIVABLES CORPORATION


                                    By:  /s/ Katsumi Ishii
                                       -----------------------------------------
                                       Name:   Katsumi Ishii
                                       Title:  President



Agreed and accepted as of June 21, 2000

NISSAN MOTOR ACCEPTANCE CORPORATION


By:   /s/ Katsumi Ishii
   ----------------------------------
   Name:   Katsumi Ishii
   Title:  President


NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION,
  AS INDENTURE TRUSTEE


By:   /s/ Marianna C. Stershic
    --------------------------------
    Name:     Marianna C. Stershic
    Title:    Assistant Vice President


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NISSAN AUTO RECEIVABLES 2000-B OWNER TRUST

    By:  WILMINGTON TRUST COMPANY,
         AS OWNER TRUSTEE


         By:  /s/ Patricia A. Evans
            -----------------------------------------------
              Name:       Patricia A. Evans
              Title:      Senior Financial Services Officer



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